Exhibit 99.1

Yelp Reports Fourth Quarter and Full Year 2017 Financial Results

Revenue of $218 Million Increases 12% Over Fourth Quarter 2016

Excluding Eat24, Nowait and Turnstyle, Revenue Increases 20% Over Fourth Quarter 2016

SAN FRANCISCO--(BUSINESS WIRE)--February 7, 2018--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today announced financial results for the fourth quarter and full year ended December 31, 2017.

“We finished 2017 strong with rising growth in new advertiser acquisition and continued improvements in revenue retention from the prior year,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “In 2018, we are focused on increasing consumer usage through deepening our product experience in the Restaurants category and attracting advertisers through expanding sales channels and increased ad product flexibility.”

The following results reflect Yelp’s financial performance and key operating metrics for the three months and year ended December 31, 2017 as compared to the same periods in 2016.

Fourth Quarter 2017 Financial Highlights

  Net revenue was $218.2 million, representing 12% growth over the fourth quarter of 2016. Excluding revenue from Nowait and Turnstyle Analytics (now called Yelp WiFi), which we acquired in 2017, and Eat24, which we sold to Grubhub Inc. concurrently with the commencement of our long-term partnership on October 10, 2017, net revenue grew 20% over the fourth quarter of 2016.
  GAAP net income was $142.1 million, or $1.60 per diluted share, compared to GAAP net income of $8.3 million, or $0.10 per diluted share, in the fourth quarter of 2016.
  GAAP results include a $164.8 million pre-tax gain on the sale of Eat24.
  Adjusted EBITDA was $41.6 million compared to $45.3 million in the fourth quarter of 2016.

Fourth Quarter 2017 Revenue Summary

  Advertising revenue totaled $208.4 million, representing 18% growth compared to the fourth quarter of 2016.
  Transactions revenue totaled $5.2 million, compared to $16.6 million in the fourth quarter of 2016. Transactions revenue decreased year-over-year due to the sale of Eat24, which had previously generated a significant portion of our Transactions revenue. Eat24 generated $1.8 million of our Transactions revenue in the fourth quarter of 2017 prior to the completion of its sale on October 10th. For additional details on the impact of the sale of Eat24 and other corporate development activities in 2017, see the supplemental table in the section titled “Revenue Impact of Corporate Development Activities in 2017” at the end of this release.
  Other services revenue totaled $4.6 million, compared to $1.7 million in the fourth quarter of 2016, primarily due to revenue from Nowait and Yelp WiFi.

Fourth Quarter 2017 Key Business Metrics Highlights

  Cumulative reviews grew 23% year over year to approximately 148 million.
  App unique devices grew 20% year over year to approximately 29 million on a monthly average basis1.
  Paying advertising accounts grew 21% year over year to approximately 163,0002.

Full Year 2017 Financial Highlights

  Net revenue was $846.8 million, representing 19% growth over 2016. Excluding revenue from Nowait, Yelp WiFi, and Eat24, net revenue grew 20% compared to 2016.
  GAAP net income was $152.9 million, or $1.75 per diluted share, compared to GAAP net loss of $4.7 million, or ($0.06) per share, in 2016.
  GAAP results include a $164.8 million pre-tax gain on the sale of Eat24.
  Adjusted EBITDA was $156.6 million, compared to $120.1 million in 2016.

Full Year 2017 Revenue Summary

  Advertising revenue totaled $771.6 million, representing 20% growth compared to 2016.
  Transactions revenue totaled $60.3 million, compared to $62.5 million in 2016. Eat24 generated $53.9 million of our Transactions revenue in 2017 prior to the completion of its sale on October 10th.
  Other services revenue totaled $14.9 million, compared to $5.3 million in 2016, primarily due to revenue from Nowait and Yelp WiFi.

“We increased operating income in 2017, while achieving strong topline results aided by customer success initiatives,” said Lanny Baker, Yelp’s chief financial officer. “Looking to 2018, we plan to provide businesses greater control over their advertising messages and increased flexibility in contract term lengths. We are also focused on strengthening our competitive position in the highly-trafficked Restaurants category, and as a result, expect to incur operating losses of $20-$25 million related to Nowait, Yelp Reservations and Yelp WiFi collectively in 2018 as we invest in their growth.”

First Quarter and Full Year 2018 Business Outlook

As of today, Yelp is providing its outlook for the first quarter and the full year of 2018. Please note that the outlook reflects the sale of Eat24, which was completed on October 10, 2017:

$ and shares in millions	First Quarter 2018	Full Year 2018
Net Revenue*	$218 - $221	$935 – $965
Adjusted EBITDA	$29 – $32	$175 – $187
Stock-Based Compensation	$26 – $27	$112 – $116
Depreciation and Amortization as % of Net Revenue	~5%	~5%
Fully Diluted Share Count	90 – 91	91 – 93

* Net revenue outlook reflects Yelp’s adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), as of January 1, 2018. Please note, however, that the expected percentage increases provided during the conference call compare such net revenue outlook with Yelp’s reported net revenue for the first quarter and full year 2017 as determined under the previously applicable revenue recognition guidance. We do not expect the percentages to be materially different than when calculated with respect to first quarter and full year 2017 net revenue as determined pursuant to Topic 606.

Yelp has not reconciled its adjusted EBITDA outlook to GAAP net income (loss) because it does not provide an outlook for GAAP net income (loss) due to the uncertainty and potential variability of other income, net and provision for (benefit from) income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss). Because such items cannot be reasonably predicted and could have a significant impact on the calculation of GAAP net income (loss), a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Quarterly Conference Call

Yelp will host a conference call and live webcast today at 1:30 p.m. PT to discuss the fourth quarter and full year 2017 financial results. To access the call, please dial 1 (844) 795-4421, or outside the U.S. 1 (661) 378-9638, with Passcode 6997287, at least five minutes prior to the 1:30 p.m. PT start time. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website until February 15, 2018.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp has taken root in major metros in more than 30 countries. Approximately 29 million unique devices1 accessed Yelp via the Yelp app, approximately 77 million unique visitors visited Yelp via desktop computer3 and approximately 64 million unique visitors visited Yelp via mobile website4 on a monthly average basis during the fourth quarter of 2017. By the end of the same quarter, Yelpers had written approximately 148 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

2 Paying advertising accounts comprise all business accounts from which we recognize advertising revenue in a given three-month period.

3 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the desktop website on a monthly average basis over a given three-month period. Adjusted to remove certain robot traffic, as described in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

4 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the mobile website on a monthly average basis over a given three-month period.

Non-GAAP Financial Measures

This press release includes, and statements made during the above referenced conference call will include, information relating to adjusted EBITDA, EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." We define adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; any gain (loss) on the disposal of a business unit; and restructuring and integration costs. We define EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; and restructuring and integration costs. We define non-GAAP net income as net income (loss), adjusted to exclude: stock-based compensation expense; amortization of intangibles; any gain (loss) on the disposal of a business unit; restructuring and integration costs; and the tax effect of stock-based compensation, amortization of intangibles, restructuring and integration costs and valuation allowance. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenue. Adjusted EBITDA, EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share have been included in this press release, or will be included in the conference call, because they are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Adjusted EBITDA, EBITDA and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA, EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA and EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  adjusted EBITDA and EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;
  adjusted EBITDA, EBITDA and non-GAAP net income do not take into account any restructuring and integration costs; and
  other companies, including those in Yelp’s industry, may calculate adjusted EBITDA, EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, EBITDA, non-GAAP net income, non-GAAP net income per share, and adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp’s other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the first quarter and full year 2018 to net income (loss) because it does not provide an outlook for net income (loss) due to the uncertainty and potential variability of other income, net and provision for (benefit from) income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp’s control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation of adjusted EBITDA outlook to net income (loss) for the first quarter and full year 2018 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to: statements regarding expected financial results for the first quarter and full year 2018; Yelp’s investment and other priorities for 2018 and beyond, including its ability to increase consumer usage through deepening its product experience in the Restaurants category and attract advertisers through expanding sales channels and increasing ad product flexibility, and its ability to execute against those priorities; trends in advertiser and revenue retention; the strategic partnership with Grubhub, including Yelp’s ability to capitalize on the partnership, the expected timing of the partnership integration, the expected benefits of the partnership and the potential impact of the long-term partnership with Grubhub on Yelp’s business and financial results; Yelp’s ability to improve its earnings, margins, profitability and productivity; Yelp’s ability to capture a meaningful share of the large local market; the future growth in Yelp revenue, including the breakdown of such growth between Yelp’s sales channels and business categories, and advertiser accounts; Yelp’s ability to increase usage of, awareness of and engagement on Yelp among consumers, and deliver value to consumers and local businesses; Yelp’s ability to increase transactions completed on its platform, including the continued development, growth and advertiser acceptance of Request-A-Quote; trends in the appeal of Yelp’s product offerings; Yelp’s ability to build a comprehensive offering in the Restaurant category, including the continued expansion of Yelp Reservations, Yelp Nowait and Yelp WiFi; and Yelp’s plans to manage dilution, including the implementation of the authorized stock repurchase program and purchase of shares thereunder. Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp’s limited operating history in an evolving industry; Yelp’s ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses, its planned investments in Yelp Reservations, Yelp Nowait and Yelp WiFi, and the sale of Eat24; the risk that the Grubhub partnership integration may not be completed in a timely manner or at all, which may adversely affect the Company's business relationships, operating results and business generally; Yelp’s ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies; Yelp’s reliance on traffic to its website from search engines like Google and Bing; Yelp’s ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp’s base of advertisers, particularly as an increasing portion of advertisers have the ability to cancel their ad campaigns at any time; changes in political, business and economic conditions, including any economic downturn or crisis and any conditions that affect ecommerce growth; Yelp’s ability to deal with the increasingly competitive local search environment; Yelp’s need and ability to manage other regulatory, tax and litigation risks as applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to introduce new products and as new laws and regulations related to Internet companies come into effect; Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities; and Yelp’s ability to purchase shares under the stock repurchase purchase program, or the modification, suspension or termination of that program. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$547,850	$272,201
Short-term marketable securities	273,366	207,332
Accounts receivable, net	76,173	68,725
Prepaid expenses and other current assets	15,700	12,921
Total current assets	913,089	561,179

Long-term marketable securities	25,032	-
Property, equipment and software, net	103,651	92,440
Goodwill	107,954	170,667
Intangibles, net	16,893	32,611
Restricted cash	18,554	17,317
Other non-current assets	31,339	10,992
Total assets	$1,216,512	$885,206

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable- trade	$4,568	$2,003
Accounts payable- merchant share	4,465	18,352
Accrued liabilities	73,665	36,730
Deferred revenue	3,469	3,314
Total current liabilities	86,167	60,399
Long-term liabilities	30,737	17,621
Total liabilities	116,904	78,020

Stockholders' equity
Common stock	-	-
Additional paid-in capital	1,038,017	892,983
Treasury stock	(46)	-
Accumulated other comprehensive loss	(8,444)	(15,576)
Retained earnings (accumulated deficit)	70,081	(70,221)
Total stockholders' equity	1,099,608	807,186
Total liabilities and stockholders' equity	$1,216,512	$885,206

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net revenue	$218,246	$194,796	$846,813	$713,069

Costs and expenses:
Cost of revenue (1)	16,236	15,604	70,518	60,363
Sales and marketing (1)	111,084	93,550	438,643	382,854
Product development (1)	47,994	36,860	175,787	138,549
General and administrative (1)	26,703	27,372	105,673	97,481
Depreciation and amortization	9,729	9,434	41,198	35,346
Restructuring and integration	1	3,455	288	3,455
Gain on disposal of a business unit	(164,779)	-	(164,779)	-
Total costs and expenses	46,968	186,275	667,328	718,048
Income (loss) from operations	171,278	8,521	179,485	(4,979)
Other income, net	1,897	742	4,864	1,694
Income (loss) before income taxes	173,175	9,263	184,349	(3,285)
Provision for income taxes	(31,074)	(1,000)	(31,491)	(1,385)
Net income (loss) attributable to common stockholders	$142,101	$8,263	$152,858	$(4,670)

Net income (loss) per share attributable to common stockholders:
Basic	$1.71	$0.10	$1.87	$(0.06)
Diluted	$1.60	$0.10	$1.75	$(0.06)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	83,264	78,851	81,602	77,186
Diluted	89,064	84,364	87,170	77,186

(1) Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cost of revenue	$1,079	$874	$4,010	$2,446
Sales and marketing	6,666	6,722	28,100	27,098
Product development	12,851	10,595	47,280	36,323
General and administrative	4,811	5,673	21,025	20,394
Total stock-based compensation	$25,407	$23,864	$100,415	$86,261

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2017	2016
Operating activities
Net income (loss)	$152,858	$(4,670)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	41,198	35,346
Provision for doubtful accounts and sales returns	18,414	17,261
Stock-based compensation	100,415	86,261
Recording of valuation allowance	-	1,351
Gain on disposal of a business unit	(164,779)	-
Other adjustments	(19)	1,625
Changes in operating assets and liabilities:
Accounts receivable	(32,112)	(31,624)
Prepaid expenses and other assets	(1,362)	5,687
Accounts payable, accrued expenses and other liabilities	52,882	15,278
Deferred revenue	152	385
Net cash provided by operating activities	167,647	126,900

Investing activities
Purchases of marketable securities	(354,895)	(274,965)
Maturities of marketable securities	264,000	265,500
Purchase of cost-method investment	-	(8,000)
Sale of a business, net of cash sold	252,663	-
Acquisitions, net of cash received	(50,544)	-
Purchases of property, equipment and software	(15,598)	(22,994)
Capitalized website and software development costs	(14,647)	(14,191)
Other investing activities	(1,080)	(922)
Net cash provided by (used in) investing activities	79,899	(55,572)

Financing activities
Proceeds from issuance of common stock for employee stock-based plans	40,917	29,522
Taxes paid related to net share settlement of equity awards	(1,199)	-
Repurchases of common stock	(12,556)	-
Net cash provided by financing activities	27,162	29,522

Effect of exchange rate changes on cash and cash equivalents	941	(262)

Change in cash and cash equivalents	275,649	100,588
Cash and cash equivalents - Beginning of period	272,201	171,613
Cash and cash equivalents - End of period	$547,850	$272,201

Yelp Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

EBITDA and adjusted EBITDA:

GAAP net income (loss)	$142,101	$8,263	$152,858	$(4,670)
Provision for income taxes	31,074	1,000	31,491	1,385
Other income, net	(1,897)	(742)	(4,864)	(1,694)
Depreciation and amortization	9,729	9,434	41,198	35,346
EBITDA	$181,007	$17,955	$220,683	$30,367
Stock-based compensation	25,407	23,864	100,415	86,261
Gain on disposal of a business unit	(164,779)	-	(164,779)	-
Restructuring and integration costs	1	3,455	288	3,455
Adjusted EBITDA	$41,636	$45,274	$156,607	$120,083

Net revenue	$218,246	$194,796	$846,813	$713,069
Adjusted EBITDA margin	19%	23%	18%	17%

Non-GAAP net income and income per share:

GAAP net income (loss)	$142,101	$8,263	$152,858	$(4,670)
Stock-based compensation	25,407	23,864	100,415	86,261
Amortization of intangible assets	920	1,657	6,639	6,805
Restructuring and integration costs	1	3,455	288	3,455
Gain on disposal of a business unit	(164,779)	-	(164,779)	-
Tax adjustments (1)	13,199	(14,688)	(15,255)	(32,411)
Non-GAAP net income	$16,849	$22,551	$80,166	$59,440

GAAP diluted shares	89,064	84,364	87,170	81,201

Non-GAAP net income per share	$0.19	$0.27	$0.92	$0.73

(1) Includes tax effects of stock-based compensation, amortization of intangibles, restructuring and integration costs, gain on disposal of a business unit, and the valuation allowance.

Revenue Impact of Corporate Development Activities in 2017

During 2017, Yelp acquired two businesses, Nowait and Turnstyle Analytics, in February and April, respectively, and sold Eat24 in October. Because these corporate development activities impact the year to year comparability of Yelp’s reported revenues, we are providing the supplemental disclosure below, which presents the revenue contributions of those businesses for each period of 2017.

Revenue from Nowait and Turnstyle is classified within the Other services revenue line in the company’s SEC filings. Revenue from Eat24, prior to the sale on October 10, 2017, was classified within Transactions revenue in the company’s SEC filings.

Yelp Inc.
Fourth Quarter and Full Year Net Revenue Adjusted for Eat24, Nowait and Turnstyle
(in thousands)
(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
Net revenue as reported	$218,246	$846,813
Eat24 revenue	(1,830)	(53,909)
Nowait & Turnstyle revenue	(1,769)	(5,188)
Net revenue excluding Eat24, Nowait and Turnstyle	$214,647	$787,716

	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016
Net revenue as reported	$194,796	$713,069
Eat24 revenue	(15,561)	(58,073)
Nowait & Turnstyle revenue	-	-
Net revenue excluding Eat24, Nowait and Turnstyle	$179,235	$654,996

Yelp Inc.
Historical Quarterly Net Revenue Adjusted for Eat24, Nowait and Turnstyle
(in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Net revenue as reported	$197,323	$208,864	$222,380	$218,246
Eat24 revenue	(17,086)	(17,443)	(17,550)	(1,830)
Nowait & Turnstyle revenue	(232)	(1,507)	(1,680)	(1,769)
Net revenue excluding Eat24, Nowait and Turnstyle	$180,005	$189,914	$203,150	$214,647

CONTACT:
Yelp Inc.
Allie Dalglish
415-635-2412
ir@yelp.com